Exhibit 99.1

Wednesday, October 14, 2020
FOR IMMEDIATE RELEASE

Washington Federal Reports Earnings Per Share Of $2.26 For Fiscal 2020

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced annual earnings and diluted earnings per share of $173,438,000 and $2.26 for the fiscal year ended September 30, 2020, compared to $210,256,000 or $2.61 per diluted share for the year ended September 30, 2019, a $0.35 or 13.4% decrease in earnings per diluted share. Return on equity for the fiscal year ended September 30, 2020 was 8.63% compared to 10.46% for the year ended September 30, 2019. Return on assets for the year ended September 30, 2020 was 1.00% compared to 1.28% for the prior year.
President and Chief Executive Officer Brent J. Beardall commented, "We are pleased to be done with fiscal 2020 and look forward to a bright future. After-tax earnings were down 18% from the record earnings we reported in fiscal 2019 as a result of several factors, most of which were related to the global pandemic and the resulting economic consequences. The Federal Reserve’s moving interest rates to near zero resulted in one of the most challenging interest rate environments in our 103-year history. Not only did floating rate assets reprice downward, but we experienced record refinancing of long-term assets. For example, today's market interest rate for 30-year mortgages is at 2.75%, a rate never seen before, and this has impacted top-line revenue for both our loans and investments. Next, as a result of the impacts of the COVID-19 pandemic, including record unemployment, there is a great deal of uncertainty as to what will happen to credit quality. In response, we increased our credit loss allowance from $138 million to $192 million, a 39% increase. Lastly, investments we made to improve our client experience, operations and compliance increased operating expenses by $32 million or 11%.

"In spite of this being an incredibly challenging year, I am very proud of what our team has accomplished and happy to share some of the Company’s accomplishments. First, we achieved record growth in transaction deposit accounts, up $2.7 billion or 38%. Second, our incredible teams produced record loan production of $6.2 billion, up $2.1 billion or 51%. Third, our net promoter score improved to 51, up from 17 just four years ago. We are glad to see our customers appreciate the investments we've made in mobile banking, website and customer services."
Beardall continued, "Looking forward, we have substantial operating leverage. For example, as of September 30, 2020, the $1.7 billion in cash on our balance sheet was earning only 0.10%. If we are able to deploy that into loans (at 2.75% or better) that would increase net interest income by around 10%. Undoubtedly, there are significant risks on the horizon, including future tax rates, the depth and duration of the recession, and health risks from the COVID-19 pandemic, but on balance we see meaningful opportunities to profitably grow the bank, particularly with projected net immigration into our markets over the next decade.
"We see this disruption in our world as a generational opportunity for community and regional banks to earn additional market share. The results in fiscal 2020 demonstrate how working hard to support our communities results in new opportunities, and we plan to continue to invest resources accordingly."
Total assets were $18.8 billion as of September 30, 2020, a $2.3 billion or 14.1% increase from September 30, 2019. Asset growth since September 30, 2019 resulted primarily from an $862 million or 7.2% increase in net loans receivable, including $745 million of Small Business Administration’s Paycheck Protection Program (“PPP”) loans, and a $1.3 billion increase in cash resulting primarily from growth in deposits.
Customer deposits were $13.8 billion as of September 30, 2020, an increase of $1.8 billion or 14.9% since September 30, 2019. Transaction accounts increased by $2.7 billion or 38.4% during the fiscal year 2020, while time deposits decreased $934 million or 19.0%. The shift in deposit mix has been a result of a deliberate deposit pricing and customer growth strategy and the focus on transaction accounts is intended to manage interest expense. As of September 30, 2020, 71.2% of the Company's deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 95.6% of deposits at September 30, 2020. Deposit growth was stronger than loan growth, shifting the loan-to-deposit ratio to 92.8% at September 30, 2020 compared to 99.5% at September 30, 2019.

Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.70 billion as of September 30, 2020, a net increase of $450 million or 20.0% since September 30, 2019. The increase was driven primarily by $1 billion in new FHLB borrowings entered into on March 30, 2020 to provide available liquidity to fund lending in our communities to help businesses and consumers weather the global COVID-19 pandemic. The weighted average rate for FHLB borrowings was 1.79% as of September 30, 2020, versus 2.49% at September 30, 2019, the decrease being due to lower rates on new FHLB advances and repayment of advances with higher rates. Just over $2 billion of the $2.70 billion advances outstanding at September 30, 2020 have effective maturities greater than one year.
Record loan originations totaled $6.2 billion for fiscal year 2020 compared to $4.1 billion in fiscal year 2019. Fiscal 2020 included $782 million in PPP loan originations. Partially offsetting the loan origination volume in 2020 were loan repayments of $5.1 billion. During fiscal 2019, loan repayments totaled $3.6 billion. Commercial loans represented 74% of all loan originations during fiscal 2020 with consumer loans accounting for the remaining 26%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans in this low-rate environment due to the fact they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 3.71% as of September 30, 2020, a decrease from 4.52% at September 30, 2019, due primarily to variable rate loans decreasing in yield with declining short-term rates and repayments on fixed rate loans with higher yields than newly originated loans.
The Company has been working proactively with clients to provide loan modifications and payment deferrals so we have not yet seen significant deterioration in asset quality metrics. Credit quality is being monitored closely and the economic impacts of the pandemic will become clearer over time. As of September 30, 2020, the ratio of non-performing assets to total assets improved to 0.20% compared to 0.27% at September 30, 2019. Since September 30, 2019, real estate owned decreased by $1.8 million and non-accrual loans decreased by $4.7 million. Delinquencies on loans were 0.24% of total loans at September 30, 2020 compared to 0.29% at September 30, 2019. The allowance for credit losses (including the reserve for unfunded commitments) totaled $192.0 million as of September 30, 2020 and was 1.33% of gross loans (1.40% when excluding PPP loans for which it was determined that no allowance was necessary due to the government guarantee), as compared to $138.4 million or 1.04% of gross loans as of September 30, 2019. The increase of $53.5 million was partially due to a $28.5 million impact from the adoption of CECL on October 1, 2019 as well as provisioning for estimated losses pertaining to the expected economic fallout from the COVID-19 pandemic. The Company realized net recoveries on loans (as opposed to charge-offs) of $3.3 million for fiscal year 2020 compared to net recoveries of $3.6 million in fiscal 2019.
Due to the economic distress caused by the COVID-19 pandemic, the Company recorded a provision for credit losses of $21.8 million in fiscal 2020. The relatively significant provision this year primarily relates to estimated impacts to the energy, hospitality, restaurant and senior living industries. A release of allowance for credit losses of $1.7 million was recorded in fiscal 2019.
On August 21, 2020, the Company paid a cash dividend of $0.22 per share to common stockholders of record on August 7, 2020. This was the Company’s 150th consecutive quarterly cash dividend. During fiscal 2020, the Company repurchased 3.3 million shares of common stock at a weighted average price of $33.58 per share and has authorization to repurchase approximately 4.6 million additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, business opportunities and capital levels and has communicated that it has temporarily paused share repurchases due to the uncertainty caused by the COVID-19 pandemic. Tangible common stockholders’ equity per share increased by $0.66 or 3.02% during fiscal 2020 to $22.52 and the ratio of tangible common equity to tangible assets was 9.22% as of September 30, 2020.
Net interest income was $469.5 million for fiscal 2020, a decrease of $11.6 million or 2.4% from the prior year. The decrease in net interest income from the prior year was primarily due to the average rate earned on interest-earning assets declining by 56 basis points while the average rate paid on interest-bearing liabilities only declined by 35 basis points. Net interest margin of 2.93% in fiscal 2020 was down from 3.16% for the prior year, primarily caused by the rapid drop in short-term rates by the Federal Reserve Bank in response to the COVID-19 pandemic. Net interest margin of 2.67% in the 4th fiscal quarter of 2020 was down from 3.12% in the same quarter of the prior year.
Total other income was $87.0 million for fiscal year 2020, an increase of $24.6 million from $62.3 million in the prior year. The increase is primarily due to a net gain of $30.7 million from the sale and valuation adjustments of fixed assets, including a branch property in Bellevue, Washington, while fiscal 2019 included a net gain of $10.2 million from the sale and valuation adjustments of fixed assets. Loan fee income was $3.4 million higher in fiscal year 2020 than in 2019 due to higher loan prepayments. Fiscal year 2020 also included a $15.0 million gain on the sale of $189 million of available-for-sale securities that was partially offset by a $13.8 million loss on early repayment of a $200 million FHLB advance that carried an effective rate of 3.86% and was scheduled to mature in August 2022.
Total operating expenses were $315.6 million for fiscal 2020, an increase of $32.5 million or 11.5% from the prior year. Compensation and benefits costs increased $14.0 million or 10.49% year-over-year primarily due to a 5.5% increase in headcount, including growth in our compliance program, as well as cost-of-living adjustments. Information technology costs increased by $13.9 million primarily due to continued investments in new hardware and software. Operating expenses were $78.2 million for the 4th fiscal quarter of 2020, an increase of $5.6 million or 7.8% from the same quarter a year ago due to the same reasons noted above. The Company’s efficiency ratio increased to 58.99% (adjusted) for fiscal 2020 as compared to 52.1% for the prior year. The efficiency ratio was 62.1% for the 4th fiscal quarter of 2020 as compared to 53.1% for the same quarter a year ago. The increase in operating expenses and efficiency ratio are the result of ongoing investments in people, process and technology with the objectives of enhancing compliance, growing market share and ultimately enhancing earnings.
For the year ended September 30, 2020, the Company recorded federal and state income tax expense of $45.7 million, which equates to a 20.87% effective tax rate. This compares to an effective tax rate of 19.99% for fiscal year 2019. The Company's effective tax rate for fiscal 2020 is lower than the statutory rate mainly due to state taxes, tax-exempt income, tax-credit investments and adjustments to deferred tax items. The Company estimates that its effective tax rate going forward will be approximately 21%.
Washington Federal Bank, a national bank with headquarters in Seattle, Washington, has 234 branches in eight western states and does business as "WaFd Bank." To find out more, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information.
Non-GAAP Financial Measures
Adjusted other income of $55.4 million for the twelve months ended September 30, 2020 is calculated by subtracting the $31.6 million gain on the sale of the Bellevue, Washington branch property from GAAP other income of $87.0 million.

Adjusted other expense of $309.6 million for the twelve months ended September 30, 2020 is calculated by subtracting the $5.9 million impairment on systems hardware and software from GAAP other expense of $315.6 million.
Adjusted efficiency ratio of 58.99% for the twelve months ended September 30, 2020 is calculated by dividing adjusted other expense of $309.6 million by adjusted total income of $524.9 million (net interest income of $469.5 million plus adjusted other income of $55.4 million). The unadjusted efficiency ratio for the twelve months ended September 30, 2020 was 56.71%.
Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are "forward looking statements" for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words "estimate," "believe," "expect," "anticipate," "project," and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time, and actual performance could differ materially from those anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to the COVID-19 pandemic and the resulting governmental and societal responses. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Investor Relations
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP / Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2020	September 30, 2019
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$1,702,977	$419,158
Available-for-sale securities, at fair value	2,249,492	1,485,742
Held-to-maturity securities, at amortized cost	705,838	1,443,480
Loans receivable, net of allowance for loan losses of $166,955 and $131,534	12,792,317	11,930,575
Interest receivable	53,799	48,857
Premises and equipment, net	252,805	274,015
Real estate owned	4,966	6,781
FHLB and FRB stock	141,990	123,990
Bank owned life insurance	227,749	222,076
Intangible assets, including goodwill of $302,707 and $301,368	309,906	309,247
Federal and state income tax assets, net	5,708	—
Other assets	346,508	210,989
	$18,794,055	$16,474,910
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposits	$9,806,432	$7,083,801
Time deposits	3,973,192	4,906,963
	13,779,624	11,990,764
FHLB advances	2,700,000	2,250,000
Advance payments by borrowers for taxes and insurance	49,462	57,830
Federal and state income tax liabilities, net	—	5,104
Accrued expenses and other liabilities	250,836	138,217
	16,779,922	14,441,915
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,727,237 and 135,539,806 shares issued; 75,689,364 and 78,841,463 shares outstanding	135,727	135,540
Paid-in capital	1,678,843	1,672,417
Accumulated other comprehensive (loss) income, net of taxes	16,953	15,292
Treasury stock, at cost; 60,037,873 and 56,698,343 shares	(1,238,296)	(1,126,163)
Retained earnings	1,420,906	1,335,909
	2,014,133	2,032,995
	$18,794,055	$16,474,910
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$26.61	$25.79
Tangible common stockholders' equity per share	22.52	21.86
Stockholders' equity to total assets	10.72%	12.34%
Tangible common stockholders' equity to tangible assets	9.22	10.66
TCE + allowance for credit losses to tangible assets	10.12	11.48

Weighted average rates at period end
Loans and mortgage-backed securities	3.55%	4.25%
Combined loans, all interest-earning assets	3.03	4.10
Customer accounts	0.48	1.08
Borrowings	1.79	2.49
Combined cost of customer accounts and borrowings	0.69	1.30
Net interest spread	2.34	2.80

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$132,165	$144,480	$545,708	$568,096
Mortgage-backed securities	8,516	17,231	49,312	74,485
Investment securities and cash equivalents	6,433	7,725	26,245	28,885
	147,114	169,436	621,265	671,466
INTEREST EXPENSE
Customer accounts	18,800	33,640	100,312	122,216
FHLB advances and other borrowings	13,482	15,624	51,445	68,190
	32,282	49,264	151,757	190,406
Net interest income	114,832	120,172	469,508	481,060
Provision (release) for credit losses	6,500	(1,900)	21,750	(1,650)
Net interest income after provision (release)	108,332	122,072	447,758	482,710
OTHER INCOME
Gain (loss) on sale of investment securities	—	—	15,028	(9)
Prepayment penalty on long-term debt	—	—	(13,809)	—
Loan fee income	1,062	970	7,293	3,941
Deposit fee income	5,854	6,495	23,691	24,882
Other income	4,155	8,992	54,757	33,504
	11,071	16,457	86,960	62,318
OTHER EXPENSE
Compensation and benefits	36,290	32,634	147,596	133,588
Occupancy	9,164	9,797	39,570	38,579
FDIC insurance premiums	3,634	2,409	10,939	9,808
Product delivery	4,450	4,456	17,010	15,934
Information technology	12,141	11,225	52,902	38,955
Other expense	12,488	12,005	47,541	46,199
	78,167	72,526	315,558	283,063
Gain (loss) on real estate owned, net	1,100	(671)	26	810
Income before income taxes	42,336	65,332	219,186	262,775
Income tax provision	7,993	12,970	45,748	52,519
NET INCOME	$34,343	$52,362	$173,438	$210,256
PER SHARE DATA
Basic earnings	$0.45	$0.66	$2.26	$2.61
Diluted earnings	0.45	0.66	2.26	2.61
Cash dividends per share	0.22	0.21	0.87	0.79
Basic weighted average shares outstanding	75,705,930	79,154,252	76,721,969	80,471,316
Diluted weighted average shares outstanding	75,711,494	79,201,083	76,731,464	80,495,163
PERFORMANCE RATIOS
Return on average assets	0.74%	1.26%	1.00%	1.28%
Return on average common equity	6.83	10.32	8.63	10.46
Net interest margin	2.67	3.12	2.93	3.16
Efficiency ratio (a)	62.09	53.08	58.99	52.09
(a) Efficiency ratio for the twelve months ended September 30, 2020 excludes the impact of $31.6 million gain on sales of fixed assets and $5.9 million impairment charge on computer hardware and software.

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